Exhibit 10.1

Dated March 3, 2016

Note Sale and Purchase Agreement

relating to the sale and purchase of

Altor Note and Converting Note

issued by

Ampco-Pittsburgh Corporation

between

Altor Fund II GP Limited

and

Svenska Handelsbanken AB (publ)

and

Ampco-Pittsburgh Corporation

White & Case Advokat AB

Box 5573

SE-114 85 Stockholm, Sweden

Offices at Biblioteksgatan 12

(i)

This Agreement is made on March 3, 2016

Between:

(1)	Altor Fund II GP Limited, a company duly incorporated and organized under the laws of Jersey, having its principal office at 11-15 Seaton Place, St Helier, Jersey JE4 0QH Channel Islands, as general partner of Altor Fund II (No. 1) Limited Partnership, Altor Fund II (No. 2) Limited Partnership, Altor Fund II (No. 3) Limited Partnership and as investment manager to Altor Fund II (No. 4) Limited (“Altor”);

(2)	Svenska Handelsbanken AB (publ), a company limited by shares incorporated in Sweden under company registration number 502007-7862 having its principal office at Kungsträdgårdsgatan 2, 111 47 Stockholm, Sweden (“SHB”); and

(3)	Ampco-Pittsburgh Corporation, a Pennsylvania corporation, having its principal office at 726 Bell Avenue, Suite 301, P.O. Box 457, Carnegie, PA 15106, USA (the “Issuer” or the “Purchaser”).

Whereas:

(A)	Altor, Åkers Holding AB, a company limited by shares incorporated in Sweden under company registration number 556754-1585 (the “Seller”), the Purchaser and others entered into a share sale and purchase agreement, dated as of December 2, 2015 and amended by an addendum dated March 1, 2016 and as further amended by a second addendum dated March 3, 2016 (the “SPA”) in respect of 100% of the shares in Åkers AB, a company limited by shares incorporated in Sweden under company registration number 556153-4792, Åkers Sweden AB, a company limited by shares incorporated in Sweden under company registration number 556031-8080, Rolls Technology Inc., a Delaware corporation, and Åkers Valji Ravne d.o.o., a private limited liability company incorporated in Slovenia (the “Companies”) pursuant to which the Seller agreed to sell its shares in the Companies directly or indirectly to the Purchaser in consideration for, among other things, the issue by the Issuer of the Altor Note and the Converting Note (each as defined in the SPA) to SHB as repayment of bank debt on behalf of the Seller.

(B)	SHB has received and read a copy of the SPA, duly executed by the parties thereto.

(C)	On and subject to the terms of this Agreement, SHB wishes to sell the Altor Note and the Converting Note to Altor and Altor wishes to purchase the Altor Note and the Converting Note from SHB.

It is agreed as follows:

1.	Interpretation

1.1	Definitions

The following words and expressions where used in this Agreement have the meanings given to them below:

“Companies” has the meaning given to it in Recital (A);

“Completion” means the completion of the transfer, sale and purchase of the Altor Note and the Converting Note pursuant to Clause 5;

“Condition Precedent” means the condition precedent to Completion set out in Clause 4;

“Loss” means any direct loss, claim, deficit, damage, penalty, fine, cost, Tax, liability, expense or the similar or and any reasonably foreseeable indirect loss, claim, deficit, damage,

penalty, fine, cost, Tax, liability, expense or the similar incurred by a Party or its Affiliates, excluding for the avoidance of doubt losses relating to liabilities or costs incurred or profits or revenues lost, under a Party’s or its Affiliates’ existing contracts or under contracts that a Party or its Affiliates expect to, or will, enter into with any Person;

“Party” means any of Altor, SHB and the Issuer or any other party to this Agreement from time to time;

“Reallocation Agreement” means the agreement dated December 2, 2015 between Altor and SHB in respect of, inter alia, the transfer of the Altor Note and the Converting Note from SHB to Altor;

“Seller” has the meaning given to it in Recital (A);

“SPA” has the meaning given to it in Recital (A); and

“Warranties” means the warranties set out in Schedule 2 and “Warranty” means any one of them.

1.2	Interpretation

Words and expressions defined in the SPA shall, unless otherwise defined herein, have the same meaning in this Agreement.

2.	Agreement to Sell and Purchase the Altor Note and the Converting Note

Upon the terms of this Agreement, and subject to satisfaction of the Condition Precedent, (i) SHB agrees to sell the Altor Note and agrees and undertakes for the benefit of the Issuer to sell the Converting Note to Altor in accordance with the terms of the Reallocation Agreement and (ii) Altor agrees to purchase the Altor Note and agrees and undertakes for the benefit of the Issuer to purchase the Converting Note from SHB in accordance with the terms of the Reallocation Agreement.

3.	Consideration

The consideration for the purchase by Altor of the Altor Note and the Converting Note from SHB shall be satisfied in accordance with the terms of the Reallocation Agreement.

4.	Condition

4.1	Condition Precedent

The agreement and undertakings to sell and purchase the Altor Note and the Converting Note as set out in Clause 2 are conditional upon the Altor Note and the Converting Note having been issued by the Issuer to SHB in accordance with the terms of the SPA.

4.2	Transfer of instrument

This Agreement shall constitute a written transfer of the Altor Note and the Converting Note from SHB to Altor.

4.3	Non-Satisfaction/Waiver

If the Condition Precedent is not satisfied this Agreement (other than Clauses 1, 7.1, and 8) shall lapse and no Party shall have any claim against any other Party under it, save for any claim arising from breach of Clause 7.1.

5.	Completion

5.1	Date and Place

Completion shall take place at the place for closing under the SPA immediately following satisfaction of the Condition Precedent.

5.2	Obligations on Completion

On Completion the Parties shall procure that the obligations specified in Schedule 1 are fulfilled. All actions to be taken pursuant to Schedule 1 shall, irrespective of when taken or made during the Completion, be considered as taken simultaneously and each such action is made conditional upon the fulfilment of all other actions to be taken in order for the Completion to take place. If any action is not fulfilled, all actions already taken shall immediately revert and each Party undertakes towards the other Party to take any measures necessary in order for already performed actions to be duly reversed.

6.	Warranties

6.1	Warranties given by the Parties

6.1.1	Each Party severally warrants, in respect of himself only, to the other Parties and their successors in title that the Warranties are true and accurate at the date hereof subject only to any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the other Parties.

6.1.2	Each Party acknowledges that each of the other Parties has entered into this Agreement in reliance upon the Warranties.

6.1.3	Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of the said Schedule or by anything in this Agreement.

6.1.4	The Warranties are the only warranties made and no Party may rely, and has not relied, on any other information, statement or warranty (expressed or implied) whether based on the Swedish Sales of Goods Act (Sw. Köplag (1990:931)), any other law or otherwise.

6.2	Effect of Completion

The Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever except by a specific and duly authorised written waiver or release in relation to any Party by the other Parties.

7.	Parties’ Indemnification and Limitation of Liability

7.1	Indemnification

Each Party shall indemnify and hold each other Party harmless from and against all Loss resulting from, arising out of or relating to any misrepresentation, breach of Warranty or breach or non-fulfilment of a covenant or any other breach of the Agreement on the part of such Party.

7.2	Limitations

7.2.1	Any claim by a Party for breach of a Warranty or breach or non-fulfilment of a covenant or any other breach of the Agreement on the part of another Party may be made until 3 years after Completion.

7.2.2	A claim against a Party for breach of a Warranty shall be notified in writing to such Party as soon as reasonably practicable after the Party making claim has become aware of the breach in question and in any event within 60 Business Days. Where the liability of a Party in respect of such claim is increased as a result of any breach by the Party making the claim of this Clause 7.2.2, the Party against which such claim is made shall not be liable in respect of such increase.

7.2.3	The Parties have agreed that (i) SHB’s aggregate liability to compensate the Issuer and (ii) the Issuer’s aggregate liability to compensate SHB, in each case in respect of all breaches of this Agreement, shall not exceed the outstanding principal amount of the Converting Note.

7.2.4	The Parties have agreed that (i) Altor’s aggregate liability to compensate the Issuer and/or its Affiliates and (ii) the Issuer’s aggregate liability to compensate Altor and/or its Affiliates under this Agreement and the SPA shall be subject to the provisions and limitations set out in the SPA, applied mutatis mutandis.

7.2.5	The Parties have agreed that (i) Altor’s aggregate liability to compensate SHB and/or its Affiliates and (ii) SHB’s aggregate liability to compensate Altor and/or its Affiliates under this Agreement and the Reallocation Agreement shall be subject to the provisions and limitations set out in the Reallocation Agreement, applied mutatis mutandis.

7.3	Miscellaneous

7.3.1	If a Loss has occurred before such date referred to in Clause 7.2.1 but the amount of the Loss cannot reasonably be quantified by the Party suffering such Loss at that time, such Party may, within the time lines specified in Clause 7.2.1, forward a claim without including any specification of the amount. In such case such Party shall, within a reasonable time after the amount can be quantified, provide the Party against which the claim was made with said information.

7.3.2	The limitations set forth in Clause 7.2 shall not apply to exclude or limit any claim (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) for willful default, fraud, deliberate non-disclosure or gross negligence on the part of a Party.

8.	Other Provisions

8.1	No Waiver

8.1.1	No failure or delay by any Party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

8.1.2	No waiver by any Party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such Party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

8.1.3	Any waiver, release or compromise or any other arrangement of any kind whatsoever which a Party gives or enters into with any other Party in connection with this Agreement shall not affect any right or remedy of any Party as regards any other Parties or the liabilities of any other such Parties under or in relation to this Agreement.

8.2	Entire Agreement

8.2.1	This Agreement (together with any documents referred to herein or entered into pursuant to this Agreement) contains the entire agreement and understanding of the Parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

8.2.2	Each of the Parties acknowledges that it is entering into this Agreement without reliance on any undertaking or representation given by or on behalf of any other Party to this Agreement, other than as expressly contained in this Agreement, and provided that nothing in this clause shall exclude any liability of any Party for fraud or fraudulent misrepresentation.

8.2.3	Without prejudice to any liability for fraud, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement are contained in this Agreement, and no Party shall have any right to rescind this Agreement.

8.3	Confidentiality

8.3.1	Subject to Clause 8.3.2, each Party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

(ii)	the negotiations relating to this Agreement (and such other agreements).

8.3.2	Clause 8.3.1 shall not prohibit disclosure or use of any information:

(i)	which has come into the public domain (other than through a breach by any Party of this Agreement); or

(ii)	as may be required by (or to procure compliance with) law or by any competent judicial or regulatory authority or by any recognised investment exchange or for tax or accounting purposes (provided that, so far as practicable, the disclosing Party shall consult with the other Parties prior to making such disclosure).

8.4	Assignment

No Party shall be entitled to assign the benefit or burden of any provision of this Agreement (or any of the documents referred to herein) without consent of the other Parties.

8.5	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties to this Agreement.

8.6	Further Assurances

Each Party shall, and shall use all reasonable endeavours to procure that any necessary third Party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

8.7	Costs

Each Party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and/or completion of this Agreement.

8.8	Notices

8.8.1	Any notice or other communication in connection with this Agreement shall be in writing in English (a “Notice”) and shall be sufficiently given or served if delivered or sent:

(i)	in the case of Altor to the address set out in the SPA and/or the Reallocation Agreement;

(ii)	in the case of SHB to the address set out in the Reallocation Agreement; and

(iii)	in the case of the Issuer to the address set out in the SPA,

or (in either case) to such other address or fax number as the relevant Party may have notified to the others in accordance with this Clause.

8.8.2	Any Notice may be delivered by hand or, sent by fax or prepaid post. Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received on the next working day in the place to which it is sent, if sent by fax, or 48 hours from the time of posting, if sent by post, or at the time of delivery, if delivered by hand.

8.9	Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable, the legality, validity and enforceability of the rest of this Agreement shall not be affected.

8.10	Counterparts

This Agreement may be executed as three or more counterparts and execution by each of the Parties of any two of such counterparts will constitute due execution of this Agreement.

8.11	Governing Law and Dispute Resolution

8.11.1	This Agreement and any non-contractual obligations arising out of or in connection with either shall be governed by and construed in accordance with Swedish law, excluding its conflict of laws principles providing for the application of the laws of any other jurisdiction.

8.11.2	Except as otherwise stated in this Agreement, any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC Institute”). The arbitral tribunal shall be composed of three arbitrators. The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

8.11.3	All arbitral proceedings conducted pursuant to Clause 6.11.2, all information disclosed and all documents submitted or issued by or on behalf of any of the disputing Parties or the arbitrators in any such proceedings as well as all decisions and awards made or declared in the course of any such proceedings shall be kept strictly confidential and may not be used for any other purpose than these proceedings nor be disclosed to any third Party without the prior written consent of the Party to which the information relates or, as regards to a decision or award, the prior written consent of all the other disputing Parties.

Schedule 1

Completion Obligations

1.	SHB’s Obligations

On Completion SHB shall transfer and endorse the Altor Note and the Converting Note to Altor.

2.	Altor’s Obligations

On Completion Altor shall satisfy the consideration for the Altor Note and the Converting Note in accordance with the terms of the Reallocation Agreement.

Schedule 2

Warranties given by the Parties

1.	The Party has the requisite power, authority and funds to execute and perform the Agreement and any other documents and instruments to be executed by such Party under the Agreement, and all necessary corporate and other actions to authorize and empower such Party’s said execution and performance have been taken.

2.	The Agreement constitutes, and the other documents and instruments to be executed by the Party under the Agreement will (when executed) constitute, valid and binding obligations of such Party in accordance with their respective terms.

3.	The Party’s execution and performance of the Agreement or any documents or instruments to be executed by such Party under it do not and will not:

3.1	result in a breach of such Party’s articles of association or other constitutional documents;

3.2	result in a breach of any resolution adopted by the shareholders or board of directors of such Party; or

3.3	result in a breach of any judgement, order or decree of any competent court or governmental, regulatory or other authority by which such Party is bound or of any agreement to which such Party is a party or by which such Party is bound.

4.	The Party is entitled to consummate the transactions contemplated by the Agreement without the consent of any third party and, subject to clause 5.1 of the SPA, is not required to make any filing with, give any notice to, or obtain any consent from any governmental, regulatory or other authority in connection with the execution of the Agreement or the Completion and consummation of the transactions contemplated by the Agreement.

In witness whereof the Parties have executed this Agreement on the date stated on the front page in three counterparts.

ALTOR FUND II GP LIMITED, as general partner of Altor Fund II (No. 1) Limited Partnership, Altor Fund II (No. 2) Limited Partnership, Altor Fund II (No. 3) Limited Partnership and as investment manager to Altor Fund II (No. 4) Limited

/s/ Ulf Johansson
By:	Authorized Person and Attorney-in-Fact for Altor Fund II GP Limited

In witness whereof the Parties have executed this Agreement on the date stated on the front page in three counterparts.

SVENSKA HANDELSBANKEN AB (publ)

/s/ Daniel Andersson
By:	Authorized Person and Attorney-in-Fact for Svenska Handelsbanken AB (publ)

In witness whereof the Parties have executed this Agreement on the date stated on the front page in three counterparts.

AMPCO-PITTSBURGH CORPORATION

/s/ John S. Stanik
By: John S. Stanik, Chief Executive Officer